 Exhibit 10.22

Prime Vendor Agreement

This Prime Vendor Agreement (“Agreement”) is made as of April 1, 2007 (“Effective Date”) by AmerisourceBergen Drug Corporation, a Delaware corporation (“ABDC”), and BJK, Inc., d.b.a. Chem Rx, a New York corporation (“Customer”).

A.            ABDC is a national distributor of pharmaceutical and other products, including prescription (“Rx”) and over-the-counter (“OTC”) pharmaceuticals, nutritional, health and beauty care (“HBC”) and home health care ("DME”) products (“Product” or “Products”), and services (“Services”);

B.            Customer owns and operates a Facility in Long Beach, NY (“Facility”); and

C.            The parties intend by this Agreement to set forth their obligations to each other for an arrangement under which ABDC will provide Products and Services to Customer (“Program”).

Now Therefore, the parties agree as follows:

1.             Pricing and Payment Terms

ABDC will be the Primary Vendor of all requirements of Customer’s Facility for Products. Customer will pay, within terms, Product costs and Program fees pursuant to payment terms in Exhibit “1” (“Pricing/Payment Terms”). “Primary Vendor” means Customer purchases from ABDC no less than 50% of all prescription pharmaceutical Products it purchases for Facility, as verified quarterly, and meets minimum periodic purchase levels in Paragraph 3(A) of the Pricing/Payment Terms. Orders for Products will be electronically transmitted (including Schedule II controlled substances when allowed) and will describe Products that ABDC will provide to customer, the quantity and designated delivery location. All payment plans (except pre-pay) must be by electronic funds transfer (EFT).

2.             Pro Generics Program Participation

Customer may elect to participate in ABDC’s preferred generic formulary program (“Preferred RX Options” or “PRxO Generics”) pursuant to requirements as amended from time to time by ABDC. If participating, Customer will purchase no less than 0% of its purchases of the “Top 100” generic pharmaceutical Products from ABDC. The Top 100 is a list determined from time to time by ABDC of more than one hundred commonly used generic pharmaceutical Products. Customer authorizes ABDC as its sole agent to develop and implement a generic pharmaceutical Product list for the Term. Customer will purchase from ABDC each calendar quarter no less than the minimum Net Purchase volume of generic pharmaceutical Products as set forth in the Pricing/Payment Terms.

3.             Customer Locations & Deliveries

ABDC will deliver Products to each Facility six days a week (Monday   Saturday), once a day except holidays and warehouse physical inventory days. Customer will make all reasonable efforts to limit the size and quantity of the Saturday order. Additionally, Customer will be entitled to one emergency delivery per calendar quarter at no additional charge. Customer may be charged for each additional emergency order. Facility means Customer’s pharmacy in Long Beach, NY. Newly acquired facilities with existing agreements with other distributors will become Facilities under this Agreement with the mutual consent of ABDC and Customer upon the earlier of expiration of such existing agreement or the date Customer may terminate such agreement, with or without cause, without breaching it or paying a material penalty; provided, however, service to Facilities outside ABDC’s normal service area (which does not include Alaska, Hawaii or U.S. territories) may be subject to a delivery surcharge.

4.             Fill Rates

A.            ABDC commits to a ninety-seven percent (97%) adjusted fill rate on a chain-wide basis measured quarterly. The adjusted fill rates are calculated as follows:

(a)           An item shorted on an original order will not be counted as a short for the second time until 72 hours have passed.

(b)           Where only a partial quantity is received of an individual line item, it will be a short only if fifty percent (50%) or less of the quantity ordered is shipped.

(c)           On any new item, or an item previously not ordered by Customer, a period of thirty (30) days will be given to add the item to ABDC’s inventory. This period is computed from the date Customer places the original order and provides estimates on usage.

(d)           The quantity of an item ordered in excess of one hundred twenty percent (120%) of the most recent month’s order for such item on an aggregate basis for all Customer facilities will not be considered short.

(e)           Manufacturer’s legitimate back orders, unavailability and other shortages are not computed in determining the service level.

5.             Returned Goods Policy

Customer will only return Products to ABDC in accordance with ABDC’s standard policy for returned Products (“Returned Goods Policy”), as amended from time to time by ABDC. If Customer returns more than 3% of its OTC Net Purchases, or 3% of its pharmaceutical Net Purchases in any month, Customer may be assessed an additional restocking fee over any standard stocking fee in the Returned Goods Policy or ABDC may adjust the Price of Goods or both. Customer will return only Product purchased from ABDC for which Customer has submitted the invoice number and date of purchase.ABDC may reject returns not accompanied by the invoice number and date of purchase or that exceed in amount either the 3% return limit or the amount on the referenced invoice number. ABDC reserves the right to refuse all future returns from Customer in the event that Customer submits any counterfeit Product for return.

6.             Additional Services & Provisions

Services are listed in Exhibit “2”. Terms, conditions and other provisions are set forth in Exhibit “3” ("Provisions”). ABDC may, from time to time, develop policies and procedures relative to new or existing Services offered to customers, on an interim or as-needed basis. If ABDC develops such policies or procedures or changes current ones, ABDC will notify Customer in writing at least thirty (30) days before such changes are effective.

7.             Term of Agreement

Subject to Paragraph 5 of the Provisions, the Term will be from the Effective Date until March 31, 2009 with two optional one year extensions. The Term will, thereafter, be extended on a month-to-month basis until either party gives at least ninety (90) days prior written notice to the other of its intention not to extend this Agreement.

8.             Notices

Notices must be in writing and sent certified mail, prepaid, return receipt requested, or sent by facsimile to the address or facsimile number below. Parties may change this information by written notice to the other party. Pursuant to the Telephone Consumer Protection Act of 1991, 47

U.S.C. §227, Customer consents to receiving notices, including product updates, recalls, new product launches and programs, advertisements and other marketing materials by telephone facsimile (“fax”) machine from ABDC, its affiliates and their related companies, to the fax number set forth below.

To Customer:	BJK, Incl., d.b.a. Chem Rx
790 Park Place
Long Beach, NY 11561
Attn: President
Fax:

To ABDC:	AmerisourceBergen Drug Corporation
100 Friars Boulevard
Thorofare, NJ 08086
Attn: James Rockefeller, Vice President Alternate Care Sales
Fax: 856 384 2194

With a copy to:	AmerisourceBergen Corporation
1300 Morris Drive
Chesterbrook, Pennsylvania 19087-5594
Fax: (610) 727-3612

8.             Exhibits

The following exhibits to this agreement are incorporated by this reference.

1	Pricing/Payment Terms
2	Value-Added Services
3	Provisions

In Witness Whereof, the parties have had a duly authorized officer, partner or principal execute this Prime Vendor Agreement as of the Effective Date.

Customer:	ABDC:
BJK, Inc., d.b.a. Chem Rx	AmerisourceBergen Drug Corporation

By:	By:
Name:	Name:
Title:	Title: Vice President,